August 2, 2023

VIA EMAIL

R. Scott Blackley
blackley@hioscar.com

Dear Scott,

As we have discussed, Oscar Health, Inc. and Oscar Management Corporation (collectively, the “Company”) have offered you the role of Chief Financial Officer of the Company and you have agreed to accept that role. Accordingly, effective as of August 14, 2023, you will no longer serve as the Company’s Chief Transformation Officer and will instead serve as the Company’s Chief Financial Officer, with such duties and responsibilities as are usual and customary for that role.

In all other respects, the terms and conditions of your employment with the Company will continue to be governed by the Employment Agreement by and between you and the Company dated as of December 5, 2020 and amended as of July 13, 2021 and November 8, 2022 (the “Employment Agreement”). You acknowledge and agree that the change in role described herein does not give rise to “Good Reason” for purposes of the Employment Agreement or any other agreement between you and the Company and/or its affiliates.

I greatly appreciate your continued service to the Company and I look forward to working with you in this new role.

Regards,

/s/ Mark Bertolini
Mark Bertolini
Chief Executive Officer

Acknowledged and agreed,

/s/ R. Scott Blackley
R. Scott Blackley